Exhibit 99.1

Dear Stockholders,

We continued to execute our business objectives during the fourth quarter of 2011.

Revenue
Total revenue for the fourth quarter of 2011 was $72.8 million compared to $76.1 million for the same quarter of 2010. The 4% decrease in revenue was driven by reduced royalties from third quarter 2011 sales of Avastin® and Herceptin®, partially offset by increased royalties from third quarter 2011 sales of Lucentis® and Tysabri®. The regularly scheduled royalty payment from Genentech included royalties generated on worldwide sales.

Sales of Avastin, Herceptin, Lucentis and Xolair® are subject to a tiered royalty rate for product that is made or sold in the United States and a flat royalty rate of three percent for product that is manufactured and sold outside of the United States. The net sales thresholds and the applicable royalty rates for product that is made or sold in the United States are outlined below.

Royalty Rate
Net sales up to $1.5 billion	3.0%
Net sales between $1.5 billion and $2.5 billion	2.5%
Net sales between $2.5 billion and $4.0 billion	2.0%
Net sales exceeding $4.0 billion	1.0%

Reported worldwide sales of Avastin decreased 11 percent in the third quarter of 2011 when compared to the same period in 2010. Roche recently reported that sales in the United States were negatively impacted by reimbursement uncertainty regarding the metastatic breast cancer indication which was revoked by the U.S. Food and Drug Administration in November 2011. In Europe, austerity measures and declines in the metastatic breast cancer indication also affected sales. A portion of the decrease in Avastin sales was offset by an increase in royalties due to a shift in site of manufacture: ex-US manufactured and sold Avastin increased to 28 percent in the third quarter of 2011 compared to 26 percent in the third quarter of 2010.

Reported worldwide sales for Herceptin increased two percent in the third quarter of 2011 when compared to the same period in 2010. Roche recently reported that sales growth is being driven by increased penetration in Latin America and the Asia-Pacific regions. While Herceptin sales increased, royalties on Herceptin decreased due to a shift in site of manufacture: ex-U.S. manufactured and sold Herceptin declined to 26 percent in the third quarter of 2011 from 40 percent in the third quarter of 2010.

Reported worldwide sales for Lucentis increased 34 percent in the third quarter of 2011 when compared to the same period in 2010. Lucentis is approved for the treatment of age-related macular degeneration (AMD) in the United States and Europe. Lucentis received approval for the treatment of macular edema following retinal vein occlusion (RVO) in June 2010 in the United States and in June 2011 in Europe. In January 2011, Lucentis was also approved in Europe for the treatment of visual impairment due to diabetic macular edema. Genentech and Novartis recently reported that sales growth is being driven by strong growth in the new indications and continued growth in the AMD market. All sales of Lucentis were from inventory produced in the United States.

Royalties on reported worldwide sales for Tysabri that occurred in the third quarter of 2011 increased 21 percent when compared to the same period in 2010. Tysabri royalties are determined at a flat rate as a percent of sales regardless of location of manufacture or sale.

The sales information presented above is based on information provided by our licensees in their quarterly reports to us as well as from public disclosures made by our licensees.

2011 Dividends
In February, our board of directors declared a regular, quarterly dividend of $0.15 for every share of common stock. The dividends were paid on March 15, June 15, September 15 and December 15 to all stockholders who owned shares of PDL on March 8, June 8, September 8 and December 8, the Record Dates for each of the dividend payments, respectively. We paid $21 million to our stockholders on each date using earnings generated during 2011 and cash on hand.

For 2012, we declared a regular, quarterly dividend of $0.15 per share of common stock, payable on March 14, June 14, September 14 and December 14 to stockholders of record on March 7, June 7, September 7 and December 7.

Convertible Notes Conversion Rate Adjustments
In connection with our dividend payment on December 15, 2011, the conversion rates for our convertible notes increased. The conversion rate for our 2.875% Convertible Senior Notes due February 15, 2015 (the February 2015 Notes), was adjusted to 155.396 shares of common stock per $1,000 principal amount, or a conversion price of approximately $6.44 per share. The conversion rate for the 3.75% Senior Convertible Notes due 2015 (the May 2015 Notes) was adjusted to 135.9607 shares of common stock per $1,000 principal amount, or a conversion price of approximately $7.36.

Licensed Product Development and Regulatory Updates
ACTEMRA®/RoACTEMRA (tocilizumab):
•  In February 2012, Roche announced that Health Canada approved Actemra for the treatment of systemic juvenile idiopathic arthritis (sJIA).
•  On February 21, 2012, Chugai and Roche announced that their supplemental Biologics License Application (sBLA) to broaden the approved patient population to include moderately to severely active rheumatoid arthritis (RA) patients who have either responded inadequately to, or who couldn’t tolerate previous therapy with other approved therapeutics, has been accepted, with a Prescription Drug User Fee Act (PDUFA) date in October 2012.

AVASTIN® (bevacizumab):
•  On November 18, 2011, the Food and Drug Administration (FDA) revoked Avastin’s approval for the treatment of breast cancer tumors that are not positive for the HER2 gene. This decision does not affect any of the Avastin’s other approvals, as Avastin is approved and used to treat several different types of cancer.
•  Genentech announced that it will start a Phase 3 trial in 2012 of Avastin plus a chemotherapy agent, paclitaxel, in breast cancer patients who have not yet been treated, but have cancer that has spread beyond the breast.
•  EMEA narrowed, but did not withdraw, approval to treat patients with breast cancer that do not test positive for the HER2 gene with Avastin in combination with paclitaxel or with Xeloda.
•  In December 2011, Avastin received approval in the EU for the treatment of women with newly diagnosed advanced ovarian cancer. This allows the use of Avastin in combination with standard chemotherapy (carboplatin and paclitaxel) for the front-line treatment (first-line treatment following surgery) of specific types of ovarian cancers including advanced epithelial ovarian, primary peritoneal or fallopian tube carcinoma.

LUCENTIS® (ranibizumab):
•  On November 18, 2011, FDA approved Regeneron and Bayer’s Eylea (aflibercept) for the treatment of age-related macular degeneration (AMD). In February 2012, Regeneron reported that Eylea has been given to more than 30,000 patients since launch, and while there have been reports of inflammation inside the eye, it is within the expected incidence included in the Eylea medical literature.
•  The FDA approved a dosing schedule of monthly injections for the first three months and bi-monthly injections thereafter.
•  Eylea costs $1,850, $100 per injection less than Lucentis, which costs $1,950 per injection.
•  On January 3, 2012, Regeneron and Genentech announced a settlement of their patent litigation regarding Eylea under which Regeneron will pay royalties to Genentech on Eylea sales.

TYSABRI® (natalizumab):
•  As of December 2011, Biogen Idec estimates that approximately 64,400 patients were on commercial and clinical TYSABRI therapy worldwide.

Updates on Selected Development Stage Potential Royalty Bearing Products
PERTUZUMAB:
•  In December, Roche and Genentech filed regulatory applications in the EU and US to market a drug called pertuzumab for the treatment of breast cancer that is positive for a gene called HER2 and has spread beyond the breast. The submissions are based on study results which showed that pertuzumab combined with Herceptin and chemotherapy significantly extended the length of time patients live without the cancer growing when compared with Herceptin and docetaxel alone.
•  In February 2012, Roche announced that FDA accepted the company’s BLA for pertuzumab and grated Priority Review with an action date of June 8, 2012. Pertuzumab is under review for use in combination with two other drugs – Herceptin and docetaxel chemotherapy – for women with breast cancer that test positive for the HER2 gene where the breast cancer has spread beyond the breast, has recurred in the breast, or cannot be surgically removed, and where they woman has not been treated or relapsed after a treatment designed to eliminate all cancer.

•  In February 2012, Roche forecast sales of more than $1 billion for pertuzumab when it is approved.

In closing, we continue to evaluate alternatives to increase return for our stockholders and we will keep you apprised of our progress

Sincerely,

John P. McLaughlin
President and Chief Executive Officer
PDL BioPharma, Inc.
March 2012

Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company’s ability to pay dividends are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

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